Exhibit (d)(15)


[Please note that following is an English translation of a document written in Spanish which is also attached as an exhibit to the Schedule TO. Although Purchaser believes the following English translation to be an accurate translation of the original document written in Spanish, the following English translation is qualified in its entirety by reference to the original document written in Spanish.]


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Moneylender     Cerveceria Modelo C.A.     Borrower          Primor Inversiones
                                                             C.A.
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Amount          US$ 20,000,000.00          Rate              Variable
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Issue           January 30st 2001          Maturity Date     May 31st 2004
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I, RAFAEL SUCRE, Venezuelan, of age, bearer of Identity Card N(0)
4.090.548, proceeding as Director of PRIMOR INVERSIONES C.A., mercantile society domiciled in the city of Caracas and filed in the Fifth Mercantile Registry of the Judicial Circumscription of the Capital District and the State of Miranda on January 9th 2001, under N(0) 81, Volume 497-A-Qto, sufficiently authorized by the Board of Directors on January 23rd 2001, hereby state: that my represented has received from CERVECERIA MODELO, C.A., mercantile society domiciled in the city of Maracaibo, organized in accordance with document filed in the First Court of First Instance on Civil and Mercantile Matters of the State of Zulia, on January 18th 1960 under N(0) 37, Book 49, Volume 2nd, Folios 80 and 89 and further on filed, on July 11th 1988, in the First Mercantile Registry of the Judicial Circumscription of the State of Zulia, under N(0) 66, Volume 50-A, a roll-over loan for the amount of TWENTY MILLION U.S. DOLLARS WITH NO CENTS
(US$ 20,000,000.00) to the full satisfaction of my represented and in cash, to be invested in operations of legitimate commercial nature. The aforementioned amount of money and object for this Loan Contract shall accrue interests that will be variable on a quarterly basis, payable by due quarter on the last working day of each period, and shall be computed at the interest rate resulting from the average of the active and passive interest rates - in US dollars- charged and paid by financial institutions to companies conforming the Empresas Polar industrial conglomerate within such period. The aforementioned amount of money shall be paid by my represented to CERVECERIA MODELO, C.A. only in U.S. Dollars excluding any other currency, on May 31st 2004, maturity date for this loan, being my represented able to pay such amount either partially or totally even before maturity. The aforementioned payment term may be extended upon request from my represented and in accordance to conditions set forth by CERVECERIA
MODELO C.A. at the moment on which the request is made. Likewise, I state that all expenses arising from this loan granted by CERVECERIA MODELO C.A.
to my represented, including collection expenses shall be on the account of my represented. The city of Caracas is selected as special domicile for all and any effects brought by this contract, excluding any other one. And I, JUAN RUIZ GARCIA, Venezuelan, of age, domiciled in the city of Caracas, bearer of Identity Card N(0) 6.229.908 proceeding as President of CERVECERIA MODELO, C.A. mercantile society identified above, sufficiently authorized by the Company's Board of Directors on January 10th 2001, in behalf of my represented state being in agreement with all terms and conditions set forth herein. I also declare that the party I represent, CERVECERIA MODELO, C.A., agrees that payment related to the loan granted to the company PRIMOR INVERSIONES, C.A., pursuant hereto, shall be subordinated and may be made only following total payment of any amount of money that the company PRIMOR INVERSIONES, C.A., may owe to CORPORACION
ANDINA DE FOMENTO (CAF).Two exact copies for the same effect are made in Caracas, on January 30th 2001.
By PRIMOR INVERSIONES C.A.
Signed - Rafael Sucre - Director
By CERVECERIA MODELO,C.A.
Signed-Juan Ruiz Garcia - President